Exhibit 10.18

English Translation

Sales and Purchase Agreement

Between

Chongqing Daqo New Energy Co., Ltd.

And

China Electric Equipment Group (Nanjing) Semiconductor Materials Co., Ltd.

Party A:	Party B:
Chongqing Daqo New Energy Co., Ltd.	China Electric Equipment Group (Nanjing) Semiconductor Materials Co., Ltd.
(Seal)	(Seal)
Signature of the representative: /s/ Zhou Tianqun	Signature of the representative: /s/ Sun Qiquan
Date: December 18, 2009	Date: December 18, 2009

Sales and Purchase Contract

Party A: Chongqing Daqo New Energy Co., Ltd.

Contract No.: DQZD091215

Company’s Form: Limited Liability Company

Registered Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Xu Guangfu

Bank of Deposit: China Construction Bank, Business Department of Wanzhou Branch

Account No.: 50001303600050207456

Tel: 023-64866666

Fax: 023-64866688

Party B: China Electric Equipment Group (Nanjing) Semiconductor Materials Co., Ltd.

Contract No.: CSMI091218

Company’s Form: Limited Liability Company

Registered Address: No. 6, Shuige Road, Economic and Technological Development Zone, Jiangning, Nanjing

Legal Representative: He Aoxi

Bank of Deposit: Industrial and Commercial Bank of China, Nanjing Jiangning Economic and Technological Development Zone Sub-branch

Account No.: 4301021119100121497

Tel: 025-52095640

Fax: 025-52095953

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of long-term cooperation and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement regarding the purchase and sales of solar grade polysilicon.

Article 1: Subject Matter

Solar-grade polysilicon.

Article 2: Quantity (ton), Price (RMB) and Time of Supply

2.1 Quantity, Time of Supply and Price

The parties agree that from December 2009 through December 2010, the estimated quantity to be purchased shall be 50 tons per month. The sales price shall be RMB460 per kilogram (tax included) for December 2009 through June 2010. The parties shall negotiate and determine the sales price for the second half of 2010 prior to May 30, 2010.

Based on its manufacturing needs, Party B shall determine the actual quantity to be purchased and deliver to Party A, in the form of purchase orders, written estimations of requirement. Party A shall reply in writing within 2 days upon receiving such purchase orders and make arrangements for delivery of goods.

Article 3: Payment Terms

3.1 Party A grants Party B two-month credit (payment due two months after the goods arrive in Party B’s factory).

3.2 Party A shall provide corresponding VAT invoices within 7 business days after Party B receives and confirms the quantity of goods.

Sales and Purchase Contract

Article 4: Requirements of Packing and Marking and Delivery Terms

4.1 Packing: the package shall be suitable for long-distance highway transportation and Party A shall bear the cost of package.

4.2 Marking: Party A shall mark the name of manufacturer, lot number, specification, weight and date of production on the outer package and inner package as required by Party B.

4.3 Place of Delivery: the place of delivery shall be Party B’s factory or another place agreed upon by both parties.

4.4 Method of Delivery: Party A shall deliver the goods by truck via highway transportation at Party A’s cost.

4.5 Transfer of title: title to the goods, together with the risk of damage or loss, shall transfer to Party B upon delivery.

Article 5: Quality Guarantee

5.1 The quality standard of solar grade polysilicon sold by Party A to Party B under this Agreement is as follows: N-type resistivity shall exceed 40 ohm.cm. Anything not specified herein shall refer to the quality requirements of industry standard.

5.2 Party A shall submit a test report of each batch of goods to Party B.

5.3 Party B shall inspect the quality of goods within 30 days after receipt of goods and notify Party A in writing of its objection within such period in the event of any quality deficiency. Otherwise, goods supplied by Party A shall be deemed to have met the quality requirements agreed upon by both parties.

5.4 In the event that the goods supplied by Party A fail to meet the specifications set forth herein (see Annex 1), Party B shall be entitled to refund or discount at Party B’s choice.

Article 6: Effectiveness, Term and Termination of the Agreement

6.1 This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligation under this Agreement and fails to make remedies for its non-performance or breach of obligation within 15 days after being required by the other party, the other party can terminate this Agreement by written notice.

6.3 The Articles of Confidentiality, Liability for Breach of Agreement and Dispute Settlement shall survive termination, cancellation or invalidation of this Agreement.

6.4 The designated contact person for the business under this Agreement shall be as follows:

Contact Person Designated by Party A: Chang Zhixiang (Manager)	Contact Person Designated by Party B: Sun Qiquan
Address: Daqo Industrial Park, No.28, Yinglong Road, Economic and Technological Development Zone, Jiangning, Nanjing, Jiangsu Province	Address: No. 6, Shuige Road, Economic and Technological Development Zone, Jiangning, Nanjing, Jiangsu Province
Tel: 86-25-6698-0570; 151-5183-2179	Tel: 86-25-5209-5988; 186-0619-7098
Fax: 86-25-6698-0590	Fax: 86-5209-5953
Email: changzhixiang@daqo.com	Email: mss@ceeg.cn

In the event of any changes to the designated contact person, the party shall notify the other party in writing of the changes and information of the replacement contact person the next day after the occurrence of such changes.

Article 7: Liability for Breach of Contract

(1) Party A’s Liability for Breach of Contract

7.1 If Party A fails to make delivery pursuant to the terms of this Agreement, Party A shall assume the corresponding liability for breach of contract.

Sales and Purchase Contract

7.2 If Party A fails to make delivery according to the schedule as set forth in the delivery notice letter and delays for 10 days, Party A shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total amount of the undelivered goods each day to Party B, but such liquidated damages shall not exceed 5% of the total amount of the undelivered goods.

(2) Party B’s Liability for Breach of Contract

7.3 If Party B fails to perform its obligations hereunder after the Agreement takes effect, Party B will assume the corresponding liability for breach of contract.

7.4 If Party B fails to take the delivered goods according to the schedule under this Agreement and delays for 10 days, Party B shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total price of the untaken goods each day to Party A, but such liquidated damages shall not exceed 5% of the total price of the untaken goods.

(3) Miscellaneous

7.5 If both parties modify or terminate this Agreement through negotiation, no breach of contract shall occur.

7.6 For economic indemnifications such as liquidated damages and compensations, the breaching party shall make remittance to the other party within 10 days after the liability is clearly allocated.

7.7 Other matters shall be solved in accordance with the Contract Law of the People’s Republic of China.

Article 8: Confidentiality

8.1 Both parties shall keep strict confidential of the following information:

(1) Existence of the business relationship under this Agreement;

(2) The terms and conditions of this Agreement and its negotiation;

(3) The subject matter and quantity hereunder; and

(4) All the commercial and technical information involved in the performance of this Agreement.

However, information disclosed pursuant to Article 8.2 hereof shall be excluded.

8.2 The information set forth in Article 8.1 can only be disclosed in the following circumstances:

(1) Compulsory requirements under applicable laws;

(2) Compulsory requirements of any competent government agency or supervisory authority;

(3) Disclosed by either party to the professional consultant or lawyer under the premise that the latter undertakes to keep confidential (if any);

(4) The information enters the public domain due to the fault of neither party; or

(5) Both parties give a written consent in advance.

Article 9 Force Majeure

9.1 Force Majeure refers to unforeseeable, unpreventable and unavoidable events after this Agreement takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, directly affecting the continuous performance of this Agreement.

9.2 The affected party shall inform the other party of the reason for non-performance or incomplete performance of this Agreement immediately so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure and the evidence of proof issued by a competent authority within fifteen days. The breaching party shall thereafter be allowed to delay performance, partial performance or non performance of this Agreement and shall be partially or completely exempted from the liability for breach of contract according to the actual situations.

9.3 If the event of force majeure lasts for over thirty days, both parties shall determine whether to continue or terminate this Agreement through friendly negotiation. If either party fails to perform its obligations hereunder for more than two months due to the event of force majeure, the other party may terminate this Agreement by written notice.

Sales and Purchase Contract

Article 10 Dispute Settlement

10.1 All matters in relation to this Agreement shall be subject to the laws of the People’s Republic of China. Any dispute shall be exclusively governed by the laws of the People’s Republic of China.

10.2 Any dispute arising from the interpretation or performance of this Agreement between both parties shall be settled through friendly negotiation first. If such negotiation fails to reach an agreement within thirty days, either party may file a lawsuit with the People’s Court at the location of the plaintiff.

10.3 Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Agreement during the period of occurrence and settlement of dispute.

Article 11 Miscellaneous

11.1 This Agreement shall be executed in two counterparts in Chinese, each of which shall be held by each party. This Agreement, together with its annex, shall constitute the entire agreement between both parties concerning the subject matter of the Agreement.

11.2 The Agreement shall take effect upon execution.

11.3 The annex attached hereto is integral part of the Agreement and shall have the same legal effect as the terms of this Agreement. If the terms of this Agreement contradict with the terms of the annex, the terms of the Agreement shall prevail.

11.4 Anything not included herein shall be supplemented with supplemental agreements through friendly negotiation by both parties. The supplemental agreements shall enjoy the same legal effect as this Agreement.

Sales and Purchase Contract

Annex 1

Quality Specifications of the Semiconductor Solar Grade Polysilicon

1. Specifications

Specifications	Unit	Target
Boron Test Resistivity (P-Type)	Ωcm	≥200
Acceptor Impurity Density	ppba	≤2.7
Phosphorus Test Resistivity (N-Type)	Ωcm	≥40
Donor Impurity Density	ppba	≤5.4
Minority Carrier Lifetime	µs	≥50
Carbon Content	x10[16]	≤4
Oxygen Content	x10[17]	≤1
Total Body Metal Content	ppmw	≤0.1

Remark: body metal – ferrum, nickel, chromium, cuprum, zinc